Exhibit 99.1

For Immediate Release

STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES NEW
$7.2 MILLION CONTRACT WIN

Houston, TX – August 27, 2004. Sterling Construction Company, Inc. (AMEX: STV), (“Sterling” or the “Company”), today announced that its Sterling Houston Holdings subsidiary was the lowest responsive bidder on a contract for the City of Houston with a total value of approximately $7.2 million.

The 12-month contract is for a large storm sewer and re-paving project, which is expected to commence in December 2004.

Joseph Harper, Sterling’s President and Chief Operating Officer, commented that this project is the first of several future jobs designed to improve drainage in Houston’s medical center area. Sterling anticipates submitting proposals on these jobs as they become available to bid.

It is the Company’s policy to announce contract wins that are individually in excess of $5 million.

Sterling operates through two subsidiaries, Sterling Houston Holdings, Inc. (the “Construction Segment”), a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects, and Steel City Products, Inc. (the “Distribution Segment”), a distributor of automotive accessories, pet supplies and lawn and garden products based in Pittsburgh, Pennsylvania.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Maarten Hemsley, 781-934-2219	The Equity Group Inc.
or	Linda Latman 212-836-9609
Joseph Harper, 281-821-9091	Sarah Svindland 212-836-9611

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